GLU MOBILE INC.
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(As Amended on April 10, 2013)

On April 10, 2013 our Board approved the following program with respect to the compensation of our non-employee directors:

Cash Compensation

Annual Retainer Fee:	$20,000

Chairman of the Board Fee:	$20,000

Annual Committee Fees:

Audit Committee Chair	$20,000

Audit Committee Member (other than Chair)	$5,000

Compensation Committee Chair	$15,000

Compensation Committee Member (other than Chair)	$5,000

Nominating and Governance Committee Chair	$5,000

Nominating and Governance Committee Member (other than Chair)	$5,000

Strategy Committee Chair	$20,000

Strategy Committee Member (other than Chair)	$5,000

All cash compensation will be paid in quarterly installments based upon continuing service. We will also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

Equity Compensation

Each year at about the time of our annual meeting of stockholders, each non-employee director will receive an additional equity award of, at that director’s discretion, either 16,667 shares of restricted stock or an option to purchase 50,000 shares of our common stock. In either case the award will vest pro rata monthly over one year. About the time he or she joins the Board of Directors, each new non-employee director will receive an initial equity award of, at that director’s discretion, either (a) a grant of 20,000 shares of restricted stock or (b) an option to purchase 60,000 shares of our common stock. In either case the award will vest as to 16 2/3% of the shares after six months and thereafter vest pro rata monthly over the next 30 months.